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Exhibit 10.26

En Pointe Technologies Sales, Inc.

AGREEMENT FOR INVENTORY FINANCING

TABLE OF CONTENTS

Section 1. DEFINITIONS; ATTACHMENTS	1
1.1 Special Definitions	1
1.2 Other Defined Terms	7
1.3 Attachments	7
Section 2. CREDIT LINE; FINANCE CHARGES; OTHER CHARGES	8
2.1 Credit Line	8
2.2 Product Advances	8
2.3 Finance and Other Charges	9
2.4 Customer Account Statements	9
2.5 Application of Payments	10
2.6 Prepayment and Reborrowing By Customer	10
Section 3. CREDIT LINE ADDITIONAL PROVISIONS	10
3.1 Authorization to File; Power of Attorney	10
Section 4. SECURITY—COLLATERAL	11
4.1 Grant	11
4.2 Further Assurances	11
Section 5. CONDITIONS PRECEDENT	12
5.1 Conditions Precedent to the Effectiveness of this Agreement	12
5.2 Additional Conditions	13
5.3 Conditions Precedent to Each Product Advance	13
Section 6. REPRESENTATIONS AND WARRANTIES	13
6.1 Organization and Qualifications	13
6.2 Rights in Collateral; Priority of Liens	13
6.3 No Conflicts	14
6.4 Enforceability	14
6.5 Locations of Offices, Records and Inventory	14
6.6 Fictitious Business Names	14
6.7 Organization Name	14
6.8 No Judgments or Litigation	14
6.9 No Defaults	14
6.10 Labor Matters	15
6.11 Compliance with Law	15
6.12 ERISA	15
6.13 Compliance with Environmental Laws	15
6.14 Intellectual Property	15
6.15 Licenses and Permits	16
6.16 Investment Company	16
6.17 Taxes and Tax Returns	16
6.18 Affiliate/Subsidiary Transactions	16
6.19 Accuracy and Completeness of Information	16
6.20 Recording Taxes	16
6.21 Indebtedness	16
6.22 Not Consumer Transaction	16
6.23 Security Interest	17
Section 7. AFFIRMATIVE COVENANTS	17
7.1 Financial and Other Information	17
7.2 Location of Customer and Collateral	19
7.3 Changes in Customer Address	19

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7.4 Legal Entity Existence	19
7.5 ERISA	19
7.6 Environmental Matters	19
7.7 Collateral Books and Records/Collateral Audit	20
7.8 Insurance; Casualty Loss	20
7.9 Taxes	21
7.10 Compliance With Laws	21
7.11 Fiscal Year. Each of	21
7.12 Intellectual Property	21
7.13 Maintenance of Property	21
7.14 Collateral	21
7.15 Additional Collateral, etc.	22
7.16 Financial Covenants; Additional Covenants	23
Section 8. NEGATIVE COVENANTS	23
8.1 Liens	23
8.2 Disposition of Assets	23
8.3 Changes in Customer	23
8.4 Guaranties	23
8.5 Restricted Payments	24
8.6 Investments	24
8.7 ERISA	24
8.8 Additional Negative Pledges	24
8.9 Storage of Collateral with Bailees and Warehousemen	25
8.10 Indebtedness	25
8.11 Transactions with Affiliates; Intercompany Transfers	25
Section 9. DEFAULT	26
9.1 Event of Default	26
9.2 Acceleration	27
9.3 Remedies	27
9.4 Waiver	28
Section 10. MISCELLANEOUS	29
10.1 Term; Termination	29
10.2 Indemnification	29
10.3 Additional Obligations	29
10.4 LIMITATION OF LIABILITY	28
10.5 Alteration/Waiver	30
10.6 Severability	30
10.7 One Loan	30
10.8 Additional Collateral	30
10.9 No Merger or Novations	30
10.10 Paragraph Titles	31
10.11 Binding Effect; Assignment	31
10.12 Notices; E-Business Acknowledgment	31
10.13 Counterparts	32
10.14 Attachment A Modifications	32
10.15 SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW	32
10.16 JURY TRIAL WAIVER	33

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AGREEMENT FOR INVENTORY FINANCING

    This AGREEMENT FOR INVENTORY FINANCING (as amended, supplemented or otherwise modified from time to time, this "Agreement") is hereby made this 28th day of December, 2001, by and between IBM Credit Corporation, a corporation duly organized under the laws of the State of Delaware with a place of business at 4000 Executive Parkway, Third Floor, San Ramon, CA 94583 ("IBM Credit") and En Pointe Technologies Sales, Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 100 N. Sepulveda Blvd., El Segundo, CA 90245 ("Customer").

WITNESSETH

    WHEREAS, in the course of Customer's operations, Customer intends to purchase from Persons approved in writing by IBM Credit for the purposes of this Agreement (the "Authorized Suppliers") information technology products, including computer hardware and software products, manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers (the "Products") (as of the date hereof the Authorized Suppliers are as set forth on Attachment E hereto);

    WHEREAS, Customer has requested that IBM Credit finance its purchase of Products from such Authorized Suppliers and IBM Credit is willing to provide such financing to Customer subject to the terms and conditions set forth in this Agreement.

    NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. DEFINITIONS; ATTACHMENTS

    1.1  Special Definitions.  The following terms shall have the following respective meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Affiliate": with respect to the Customer, any Person meeting one of the following: (i) at least 10% of such Person's equity is owned, directly or indirectly, by Customer; (ii) at least 10% of Customer's equity is owned, directly or indirectly, by such Person; or (iii) at least 10% of Customer's equity and at least 10% of such Person's equity is owned, directly or indirectly, by the same Person or Persons. All of Customer's officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of Customer for purposes of this Agreement.

    "Agreement": as defined in the caption.

    "Auditors": a nationally recognized firm of independent certified public accountants selected by Customer and reasonably satisfactory to IBM Credit.

    "Authorized Suppliers": as defined in the recitals of this Agreement.

    "Average Daily Balance": for each Product Advance for a given period of time, the sum of the unpaid principal of such Product Advance as of each day during such period of time, divided by the number of days in such period of time.

    "Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

    "Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.

    "Code": the Internal Revenue Code of 1986, as amended or any successor statute.

    "Collateral": as defined in Section 4.1.

    "Commercial Tort Claim": a claim arising in tort with respect to which (a) the claimant is an organization or (b) the claimant is an individual and the claim (i) arose in the course of the claimant's business or profession and (ii) does not include damages arising out of personal injury to or the death of the individual.

    "Common Due Date": (1) the fifth day of a calendar month if the Free Financing Period expires on the first through tenth of such calendar month; (2) the fifteenth day of a calendar month if the Free Financing Period expires on the eleventh through twentieth of such calendar month; and (3) the twenty-fifth day of a calendar month if the Free Financing Period expires on the twenty-first through the last day of such calendar month.

    "Compliance Certificate": a certificate substantially in the form of Attachment C.

    "Credit Line": as defined in Section 2.1.

    "Customer": as defined in the caption.

    "Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

    "Delinquency Fee Rate": as defined on Attachment A.

    "Deposit Account": a demand, time, savings, passbook, or similar account maintained with a bank.

    "Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

    "Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

    "ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

    "Event of Default": as defined in Section 9.1.

    "Financial Statements": the consolidated and consolidating balance sheets (including, without limitation, securities such as stocks and investment bonds), statements of operations, statements of cash flows and statements of changes in shareholder's equity of Customer and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

    "Floor Plan Lender": any Person who now or hereinafter provides inventory financing to Customer, provided that such Person executes an intercreditor agreement or a subordination agreement with IBM Credit in form and substance satisfactory to IBM Credit.

    "Foothill": shall mean Foothill Capital Corporation with a place of business located at 2450 Colorado Avenue, Suite 3000W, Santa Monica, CA 90404.

    "Foothill Collateral Report": any collateral report delivered by Customer to Foothill, from time to time, pursuant to the Foothill Credit Agreement.

    Foothill Credit Agreement": shall mean the Loan and Security Agreement among Customer, Foothill and other lenders dated December 28, 2001 (as amended, modified, supplemented and any replacement thereof).

    "Foothill Financial Report": any Financial Statement, report, and/or certificate of Customer or Parent delivered by Customer to Foothill, from time to time, pursuant to the Foothill Credit Agreement.

    "Foothill Intercreditor Agreement": shall mean that certain Intercreditor and Subordination Agreement executed on December 28, 2001 by and between Foothill and IBM Credit and acknowledged by Customer (as amended, modified, supplemented and any replacement thereof).

    "Free Financing Period": for each Product Advance, the period, if any, in which IBM Credit does not charge Customer a financing charge. IBM Credit shall calculate the Customer's Free Financing Period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. The Customer understands that IBM Credit may not offer, may change or may cease to offer a Free Financing Period for the Customer's purchases of Products.

    "Free Financing Period Exclusion Fee": as defined in Attachment A.

    "GAAP": generally accepted accounting principles in the United States as in effect from time to time.

    "General Intangibles": all "general intangibles" as such term is defined in the U.C.C and, in any event, including, without limitation, with respect to Customer, (a) all tax refunds, claims for tax refunds, and tax credits, (b) all permits, licenses, approvals, authorizations, consents, variances and certifications of any Governmental Authority, (c) all claims and causes of action (except Commercial Tort Claims), (d) all property, casualty, liability, and other insurance of any kind or character, and all insurance claims and insurance refund claims, (e) all payment intangibles, (f) all lists, books, records, recorded knowledge, ledgers, files (whether in printed form or stored electronically), designs, blueprints, data, specifications, engineering reports, manuals, computer records, computer programs and computer software (including source codes), (g) all internet domain names and websites and related licenses and agreements, and (h) all contracts, agreements, instruments and indentures in any form, and portions thereof, to which Customer is a party or under which Customer has any right, title or interest or to which Customer or any property of Customer is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of Customer to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of Customer to damages arising thereunder and (iii) all rights of Customer to perform and to exercise all remedies thereunder.

    "Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership) by any of the foregoing.

    "Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

    "IBM Credit": as defined in the caption.

    "Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases (including obligations under any leases Customer may enter into, now or in the future, with IBM Credit), (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties by such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

    "Intellectual Property": as defined in Section 6.14.

    "Inventory Report": a report to be delivered by Customer to IBM Credit from time to time, as provided herein, signed by the chief executive officer or chief financial officer of Customer detailing and certifying, among other items: a summary of Customer's inventory on hand by quantity, cost, model, and the total of the line item values for all inventory listed on the report.

    "Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty by the Investor of any Indebtedness or other obligation of any other Person.

    "Letter of Credit Right": any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

    "Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Material Adverse Effect": a material adverse effect (1) on the business, operations, results of operations, assets, or financial condition of the Customer, (2) on the aggregate value of the Collateral or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, or (3) on the rights and remedies of IBM Credit under this Agreement.

    "Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Customer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Customer to IBM Credit.

    "Other Charges": as set forth in Attachment A.

    "Other Documents": all security agreements, mortgages, leases, instruments, documents, guaranties, schedules of assignment, contracts and similar agreements executed by Customer and delivered to IBM Credit, pursuant to this Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

    "Outstanding Product Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Product Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to Product Advances charged to Customer's account with IBM Credit.

    "Parent": shall mean Customer's parent, En Pointe Technologies, Inc.

    "Parent IWCF": shall mean the Inventory and Working Capital Financing Agreement between Parent and IBM Credit dated as of April 14, 1997.

    "PBGC": as defined in Section 6.12.

    "Permitted Indebtedness": any of the following:

  (i)
  Indebtedness to IBM Credit;

  (ii)
  Indebtedness described in Section VII of Attachment B;

  (iii)
  Indebtedness to any Floor Plan Lender provided that such lender executes an intercreditor or subordination agreement with IBM Credit in form and substance satisfactory to IBM Credit;

  (iv)
  Indebtedness to Foothill and such other lenders that are parties to the Foothill Credit Agreement;

  (v)
  Purchase Money Indebtedness;

  (vi)
  guaranties in favor of IBM Credit;

  (vii)
  Indebtedness in an amount less than $100,000 individually and $1,000,000 in the aggregate;

  (viii)
  ; other Indebtedness to a creditor which is party to an intercreditor agreement with IBM Credit;

  (ix)
  other Indebtedness consented to by IBM Credit in writing prior to incurring such Indebtedness;

  (x)
  Indebtedness comprising Investments permitted under Section 8.6 of this Agreement; and

  (xi)
  refinancings, extensions and renewals of the foregoing Permitted Indebtedness permitted under clauses (i) through (viii) of this definition (and the continuance of any Permitted Liens associated therewith); provided that (a) the aggregate amount of such refinanced, extended or renewed Indebtedness does not exceed the original principal amount of the Indebtedness and (b) such refinanced, extended or renewed Indebtedness is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced, extended or renewed.

    "Permitted Liens": any of the following:

  (i)
  Liens which are the subject of an intercreditor agreement, in effect from time to time between IBM Credit and any other secured creditor;

  (ii)
  Purchase Money Security Interests;

  (iii)
  Liens described in Section I of Attachment B;

  (iv)
  Liens arising from capital leases for office equipment and personal property used in the normal course of business operations;

  (v)
  Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

  (vi)
  attachment or judgment Liens individually or in the aggregate not in excess of the Threshold Amount (exclusive of (a) any amounts that are duly bonded to the satisfaction of IBM Credit or (b) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);

  (vii)
  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Customer;

  (viii)
  Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Customer's business;

  (ix)
  Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

  (x)
  Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

  (xi)
  Liens arising pursuant to this Agreement;

  (xii)
  other Liens consented to by IBM Credit in writing prior to incurring such Lien; and

  (xiii)
  extensions and renewals of the foregoing Permitted Liens; provided that (a) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness which it secures, (b) such Liens do not extend to any property other than property already previously subject to the Lien and (c) such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed.

    "Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

    "Plans": as defined in Section 6.12.

    "Policies": all policies of insurance required to be maintained by Customer under this Agreement or any of the Other Documents.

    "Prime Rate": as of the date of determination, the average of the rates of interest announced by Citibank, N.A., Chase Manhattan Bank and Bank of America National Trust & Savings Association (or any other bank which IBM Credit uses in its normal course of business of determining Prime Rate) as their prime or base rate, as of the last Business Day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

    "Proceeds": all "proceeds" as such term is defined in the U.C.C. and, in any event, shall include, without limitation, all dividends, distributions and payments on, from or with respect to Investment Property.

    "Products": as defined in the recitals of this Agreement.

    "Product Advance": any advance of funds made or committed to be made by IBM Credit for the account of Customer to an Authorized Supplier in respect of an invoice delivered or to be delivered by such Authorized Supplier to IBM Credit describing Products purchased by Customer.

    "Properties": the facilities or properties owned, leased or operated by Customer or any Subsidiary.

    "Purchase Money Indebtedness": any Indebtedness (including capital leases) incurred to finance the acquisition of assets (other than assets which are the subject of a Product Advance) to be used in the Customer's business not to exceed the purchase price or acquisition cost of such asset.

    "Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase Money Indebtedness.

    "Requirement of Law": as to any Person, the articles of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "State": as defined in the U.C.C.

    "Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

    "Supplier Credits": as defined in Section 2.2.

    "Supporting Obligation": any Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, chattel paper, a document, a General Intangible, an instrument, or any other Collateral.

    "Termination Date": shall mean the first anniversary of the date of this Agreement or such other date as IBM Credit and Customer may agree to from time to time.

    "Threshold Amount": $50,000

    "Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

    1.2  Other Defined Terms.  Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") shall have the meanings assigned to them therein.

    1.3  Attachments.  All attachments, exhibits, schedules and other addenda hereto, including, but not limited to, Attachment A and Attachment B, are specifically incorporated herein by reference and made a part of this Agreement.

Section 2. CREDIT LINE; FINANCE CHARGES; OTHER CHARGES

    2.1  Credit Line.  Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to, but not including, the date that is the earlier of (i) the date on which this Agreement is terminated pursuant to Section 10.1 and (ii) the date on which IBM Credit terminates the Credit Line pursuant to Section 9.2, IBM Credit agrees to extend to the Customer a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, Product Advances in an aggregate amount at any one time outstanding not to exceed the Credit Line. Notwithstanding any other term or provision of this Agreement, IBM Credit may, at any time and from time to time, in its sole and absolute discretion (x) temporarily increase the amount of the Credit Line set forth in Attachment A and decrease the amount of the Credit Line to the amount of the Credit Line set forth in Attachment A, in each case upon written notice to the Customer, and (y) make Product Advances pursuant to this Agreement upon the request of Customer in an aggregate amount at any one time outstanding in excess of the Credit Line.

    2.2  Product Advances.

    (A) Subject to the terms and conditions of this Agreement, IBM Credit shall make Product Advances in connection with Customer's purchase of Products from Authorized Suppliers upon at least two days prior written notice from Authorized Suppliers. Customer hereby authorizes and directs IBM Credit to pay the proceeds of Product Advances directly to the applicable Authorized Supplier in respect of invoices delivered to IBM Credit for such Products by such Authorized Supplier and acknowledges that (i) any delivery to IBM Credit of an invoice by an Authorized Supplier shall be deemed as a request for a Product Advance by Customer, and (ii) each such Product Advance constitutes a loan by IBM Credit to Customer pursuant to this Agreement as if the Customer received the proceeds of the Product Advance directly from IBM Credit. IBM Credit may, from time to time in its sole discretion, cease to include a supplier as an Authorized Supplier and will notify Customer on a best efforts basis.

    (B) No finance charge shall accrue on any Product Advance during the Free Financing Period, if any, applicable to such Product Advance. Each Product Advance shall be due and payable on the Common Due Date for such Product Advance. In addition, for any Product Advance with respect to which a Free Financing Period shall not be in effect, Customer shall pay a Free Financing Period Exclusion Fee. Such fee shall be due and payable on the Common Due Date for such Product Advance. If it is determined that amounts received from Customer were in excess of the highest rate permitted by law, then the amount representing such excess shall be considered reductions to principal of Product Advances.

    (C) Customer acknowledges that IBM Credit does not warrant the Products. Customer shall be obligated to pay IBM Credit in full even if the Products are defective or fail to conform to the warranties extended by the Authorized Supplier. The Obligations of Customer shall not be affected by any dispute Customer may have with any manufacturer, distributor or Authorized Supplier. Customer will not assert any claim or defense which it may have against any manufacturer, distributor or Authorized Supplier against IBM Credit.

    (D) Customer hereby authorizes IBM Credit to collect directly from any Authorized Supplier any credits, rebates, bonuses or discounts owed by such Authorized Supplier to Customer ("Supplier Credits"). Any Supplier Credits received by IBM Credit may be applied by IBM Credit to the Outstanding Product Advances. Any Supplier Credits collected by IBM Credit shall in no way reduce Customer's debt to IBM Credit in respect of the Outstanding Product Advances until such Supplier Credits are applied by IBM Credit, which IBM Credit agrees to apply promptly; provided, however, that in the event any such Supplier Credits must be returned or disgorged or are otherwise unavailable for application, then Customer's Obligations will be reinstated as if such Supplier Credits had never been applied.

    (E) IBM Credit may apply any payments and Supplier Credits received by IBM Credit to reduce attorney's fees and costs of collection incurred first, finance charges second and then to principal amounts of Product Advances owed by Customer. IBM Credit may apply principal payments to the oldest (earliest) invoices (and related Product Advances) first, but, in any case, all principal payments will be applied in respect of the Outstanding Product Advances made for Products which have been sold, lost, stolen, destroyed, damaged or otherwise disposed of prior to any other application thereof, however, finance charges will be calculated as if applied to the earliest dated invoice after paying all reasonable fees and expenses of IBM Credit.

    (F) Customer will indemnify and hold IBM Credit harmless from and against any claims or demands asserted by any Person relating to or arising from the Products for any reason whatsoever, including, without limitation, the condition of the Products, any misrepresentation made about the Products by any representative of Customer, or any act or failure to act by Customer except to the extent such claims or demands are directly attributable to IBM Credit's gross negligence or willful misconduct. Nothing contained in the foregoing shall impair any rights or claims which the Customer may have against any manufacturer, distributor or Authorized Supplier.

    2.3  Finance and Other Charges.

    (A) Late charges pursuant to subsection (D) of this Section 2.3 for a Product Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the Delinquency Fee Rate multiplied by (ii) the Average Daily Balance of such Product Advance for the period when such Product Advance is past due during such calendar month multiplied by (iii) the actual number of days during such calendar month when such Product Advance is past due divided by (iv) thirty (30).

    (B) The Customer hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customer also agrees to pay IBM Credit additional charges for any returned items of payment received by IBM Credit. The Customer hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Product Advances.

    (C) The late charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly on receipt of IBM Credit's bill or statement therefor or IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Customer's Outstanding Product Advances.

    (D) If any amount owed under this Agreement, including, without limitation, any Product Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including the day after such Product Advance was due and payable to and including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Product Advances.

    2.4  Customer Account Statements.  IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Customer with respect to Product Advances and other charges due on Customer's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) Business Days after such statement of transaction or billing statement is received by Customer, Customer provides IBM Credit written notice objecting that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit may at any time adjust such statements of transaction or billing statements to comply with applicable law and this Agreement.

    2.5  Application of Payments.  The Customer hereby agrees that all checks and other instruments delivered to IBM Credit on account of Customer's Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. The Customer waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Customer's Obligations. Customer agrees that IBM Credit shall have the continuing exclusive right to apply and reapply any and all such payments to Customer's Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records provided, however, the finance charges will be calculated as if applied to the earliest dated invoice after paying all reasonable fees and expenses of IBM Credit.

    2.6  Prepayment and Reborrowing By Customer.

    (A) Customer may at any time prepay, without notice or penalty, in whole or in part amounts owed under this Agreement. IBM Credit may apply payments made to it (whether by the Customer or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Customer.

    (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Product Advances may be reborrowed by Customer in accordance with the provisions of this Agreement.

Section 3. CREDIT LINE ADDITIONAL PROVISIONS

    3.1  Authorization to File; Power of Attorney.  Customer authorizes IBM Credit to file with any filing office such financing statements, amendments, addenda and other records showing IBM Credit as secured party, Customer as debtor and identifying IBM Credit's security interest in the Collateral that IBM Credit deems necessary to perfect and maintain perfected the security interest of IBM Credit in the Collateral. Customer hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

    (A) sign the name of Customer on any financing statement, amendment, continuation statement or other record, document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest of IBM Credit in the Collateral contemplated under this Agreement and the Other Documents;

    (B) endorse upon, or authenticate using, the name of Customer upon any of the items of payment of proceeds and deposit the same in the account of IBM Credit for application to the Obligations; and

upon the occurrence and during the continuance of an Event of Default as defined in Section 9.1 hereof:

    (C) sign the name of Customer on any document or instrument or record that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise; and

    (D) make, settle and adjust claims under the Policies with respect to the Collateral and endorse Customer's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral.

    The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement is in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any of Customer's Obligations other than Customer's payment Obligations to the extent IBM Credit has received and applied monies.

Section 4. SECURITY—COLLATERAL

    4.1  Grant.  To secure Customer's full and punctual payment and performance of the Obligations (including obligations under any leases Customer may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), Customer hereby grants IBM Credit a security interest in Customer's right, title and interest in and to all of its personal property, whether now owned or hereafter acquired or existing and wherever located, including the following:

    (A) all goods, including inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

    (B) all accounts, chattel paper, instruments, negotiable documents, promissory notes, obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

    (C) all General Intangibles;

    (D) all Deposit Accounts;

    (E) all Commercial Tort Claims set forth on Schedule 4.1(E) hereto;

    (F) all Letter of Credit Rights;

    (G) all Supporting Obligations;

    (H) all other obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services;

    (I) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing; and

    (J) all substitutions and replacements for all of the foregoing, and all products and proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

    All of the above assets shall be collectively defined herein as the "Collateral". Customer covenants and agrees with IBM Credit that: (a) the security constituted to by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future of Customer to IBM Credit.

    4.2  Further Assurances.  Customer shall, from time to time upon the request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request such other and further documents, certificates, consents, instruments and records that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the Other Documents; provided, however, if and to the extent that perfection or priority of IBM Credit's security interest in certain Collateral is dependent on or enhanced by physical possession or "control" (within the meaning of the U.C.C.) of such Collateral by IBM Credit, Customer shall not be required to endorse and/or deliver physical possession or otherwise enable IBM Credit to obtain "control" of such Collateral, unless Customer has received the prior written consent of

Foothill, in its sole discretion, permitting Customer to take such action. Customer shall make appropriate entries on its books and records disclosing IBM Credit's security interests in the Collateral.

Section 5. CONDITIONS PRECEDENT

    5.1  Conditions Precedent to the Effectiveness of this Agreement.  The effectiveness of this Agreement is subject to the receipt by IBM Credit of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent:

    (A) this Agreement executed and delivered by Customer and IBM Credit;

    (B) a favorable opinion of counsel for Customer in substantially the form of Attachment H;

    (C) a certificate of the secretary or an assistant secretary of each of Customer and Parent, substantially in the form and substance of Attachment I hereto, certifying that, among other items, (i) each is duly organized under the laws of the State of its organization or incorporation and has its principal place of business as stated therein, (ii) each is registered to conduct business in specified states and localities, (iv) the resolution as stated in the certificate is a true, accurate and compared copy of the resolution adopted by each of Customer's and Parent's Board of Directors by Customer's and Parent's authorized members, authorizing the execution, delivery and performance of this Agreement and each Other Document executed and delivered in connection herewith, and (v) the names and true signatures of the officers of Customer and Parent authorized to sign this Agreement and the Other Documents;

    (D) certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of Customer and Parent in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of its Property or the conduct of its business requires it to qualify to do business or if not available on the closing date, such absence could not reasonably be expected to have a Material Adverse Effect. Customer and Parent agree to provide such certificates (as set forth on Schedule 5.1(D)) no later than thirty (30) days from the Closing Date;

    (E) copies of all approvals and consents from any Person, in each case in form and substance satisfactory to IBM Credit, which are required to enable Customer to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Documents, and (b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

    (F) collateralized guaranties from each of En Pointe Technologies, Inc. and En Pointe Technologies Ventures, Inc.;

    (G) acknowledgment by Parent that, as of the Closing Date, IBM Credit will no longer provide A/R Advances (as defined in the Parent IWCF) or issue transaction approvals for Product Advances under the Parent IWCF;

    (H) evidence that all Indebtedness of Parent thereunder has been paid in full except for Product Advances for which the Free Financing Period has not expired;

    (I) Foothill Intercreditor Agreement, in form and substance satisfactory to IBM Credit, executed by IBM Credit and Foothill and acknowledged by Customer;

    (J) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed, if requested by IBM Credit, by Customer and each guarantor whose guaranty to IBM Credit is intended to be secured by a pledge of its assets;

    (K) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B; and

    (L) all such other statements, certificates, documents, instruments, financing statements, agreements, records and other information with respect to the matters contemplated by this Agreement as IBM Credit shall have reasonably requested.

    5.2  Additional Conditions.

    (A) Within ten (10) days of the Closing Date, Customer shall deliver to IBM Credit true and complete copies of the articles of incorporation, or corresponding organizational documents, as applicable, and by-laws of each of Customer and Parent are delivered therewith, together with all amendments and addenda thereto as in effect on the date thereof.

    (B) Upon the due incorporation or organization of En Pointe Technologies Canada, Inc., Customer will cause such entity to execute a Guaranty and Security Agreement in favor of IBM Credit in form and substance satisfactory to IBM Credit in its sole discretion.

    5.3  Conditions Precedent to Each Product Advance.  No Product Advance will be required to be made or renewed by IBM Credit under this Agreement regardless of any communication theretofore given to Customer or its supplier unless, on and as of the date of such Product Advance, the following statements shall be true to the satisfaction of IBM Credit:

    (A) The representations and warranties contained in this Agreement or in any document, instrument or agreement executed in connection herewith are true and correct in all material respects on and as of the date of such Product Advance as though made on and as of such date;

    (B) No event has occurred and is continuing or after giving effect to such Product Advance or the application of the proceeds thereof would result in or would constitute a Default;

    (C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect; and

Except as Customer has otherwise disclosed to IBM Credit in writing prior to each request, each request for a Product Advance (or deemed request pursuant to Section 2.2(A)) hereunder shall be deemed to be a representation and warranty by Customer that, as of and on the date of such Product Advance, the statements set forth in (A) through (D) above are true statements. No such disclosures by Customer to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Product Advance that are set forth in this Section 5.3.

Section 6. REPRESENTATIONS AND WARRANTIES

    To induce IBM Credit to enter into this Agreement, Customer represents and warrants to IBM Credit, except to the extent otherwise disclosed on Attachment B, as follows:

    6.1  Organization and Qualifications.  The first paragraph of this Agreement states the exact name of the Customer as set forth in its charter or other organizational record. In addition, Customer's organization identification number assigned by its State of organization is as set forth in Attachment A. Customer and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified except where the failure to so qualify would not have a Material Adverse Effect.

    6.2  Rights in Collateral; Priority of Liens.  Customer and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by the Customer and each of its Subsidiaries pursuant to this Agreement, the guaranties and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an intercreditor agreement or (ii) Purchase Money Security Interests in product of a brand that is not financed by IBM Credit.

    6.3  No Conflicts.  The execution, delivery and performance by Customer of this Agreement and each of the Other Documents (i) are within its power under its organizational documents; (ii) are duly authorized by all necessary corporate actions; (iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

    6.4  Enforceability.  This Agreement and all of the other documents executed and delivered by the Customer in connection herewith are the legal, valid and binding obligations of Customer, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

    6.5  Locations of Offices, Records and Inventory.  The address of the principal place of business and chief executive office of Customer is as set forth on Attachment B or on any notice provided by Customer in writing thereafter in accordance with the terms of this Agreement. The books and records of Customer are maintained exclusively at such location. None of the receipts received by Customer from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

    There is no jurisdiction in which Customer has any assets, equipment or inventory (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. Attachment B, as amended from time to time by any notice provided by Customer to IBM Credit in accordance with Section 7.7(C) of this Agreement, also contains a complete list of the legal names and addresses of each warehouse at which the Customer's inventory is stored. None of the receipts received by Customer from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

    6.6  Fictitious Business Names.  Customer has not used any company or fictitious name during the five (5) years preceding the date of this Agreement.

    6.7  Organization Name.  All of the outstanding capital stock of Customer has been validly issued, is fully paid and nonassessable.

    6.8  No Judgments or Litigation.  Except as set forth on Attachment B, no judgments, orders, writs or decrees in excess of the Threshold Amount are outstanding against Customer nor is there now pending or, to the best of Customer's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Customer which has had or could reasonably be expected to have a Material Adverse Effect.

    6.9  No Defaults.  The Customer is not in default under any term of any material indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound. Customer has no knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

    6.10  Labor Matters.  Except as set forth on any notice provided by Customer to IBM Credit pursuant to Section 7.1(G) of this Agreement, the Customer is not a party to any labor dispute. There are no strikes or walkouts or labor controversies pending or threatened against the Customer which could reasonably be expected to have a Material Adverse Effect.

    6.11  Compliance with Law.  Customer has not violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization, except where such violation or failure could not reasonably be expected to have a Material Adverse Effect.

    6.12  ERISA.  Each "employee benefit plan", "employee pension benefit plan", "defined benefit plan", or "multi-employer benefit plan", which Customer has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan. Customer has no "multi-employer benefit plan". As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. The Customer has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

    6.13  Compliance with Environmental Laws.  Except as otherwise disclosed in Attachment B:

    (A) The Customer has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

    (B) (i) the Customer has not generated, transported or disposed of any Hazardous Substances; (ii) the Customer is not currently generating, transporting or disposing of any Hazardous Substances; (iii) the Customer has no knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substances, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substances; (iv) the Customer and its respective assets are not subject to any Environmental Liability and, to the best of the Customer's knowledge, any threatened Environmental Liability; (v) the Customer has not received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substances for which the Customer may be liable; (vi) the Customer is not in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against Customer with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in Customer's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that Customer is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

    6.14  Intellectual Property.  Customer possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trade names and trade secrets and all rights, priorities and privileges and other property relating thereto or arising therefrom ("Intellectual Property") as are necessary or advisable to continue to conduct its present and proposed business activities. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Customer know of any valid basis for any such claim. All Intellectual Property is valid, subsisting, unexpired and enforceable, and the use of Intellectual Property by Customer and its Subsidiaries does not infringe on the rights of any Person in any material respect.

    6.15  Licenses and Permits.  Customer has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Customer is not in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where such violation could not reasonably be expected to have a Material Adverse Effect.

    6.16  Investment Company.  The Customer is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

    6.17  Taxes and Tax Returns.  Customer has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by the Customer, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of the Customer in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against Customer or any of its property.

    6.18  Affiliate/Subsidiary Transactions.  Customer is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of the Customer is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of Customer's or any of its Affiliate's respective businesses and (ii) upon fair and reasonable terms no less favorable to Customer than it could obtain in a comparable arm's-length transaction with an unaffiliated Person. Except as disclosed to IBM Credit by Customer in writing from time to time after the Closing Date, Attachment B sets forth with respect to each Subsidiary (i) its name; (ii) if a registered organization, the State of its formation; (iii) if a non-registered organization, the State of its principal place of business and chief executive offices; (iv) if a proprietorship, proprietor's principal place of residence; and (v) as to each Subsidiary the percentage of ownership by Customer.

    6.19  Accuracy and Completeness of Information.  All factual information furnished by or on behalf of the Customer to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any of the Other Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

    6.20  Recording Taxes.  All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement have either been paid in full by Customer or arrangements for the payment of such amounts by Customer have been made to the satisfaction of IBM Credit.

    6.21  Indebtedness.  Customer (i) has no Indebtedness, other than Permitted Indebtedness; and (ii) has not guarantied the obligations of any other Person (except as permitted by Section 8.4).

    6.22  Not Consumer Transaction.  None of the Product Advances are consumer-goods transactions or consumer transactions and none of the Collateral constitutes consumer goods.

    6.23  Security Interest.  Except where and to the extent perfection or priority of IBM Credit's security interest in certain Collateral is dependent on or enhanced by possession or control (within the meaning of the U.C.C.) of such Collateral by IBM Credit, Customer represents that all filings and other actions necessary to perfect and protect the security interest in the Collateral created under this Agreement have been duly made or taken and are in full force and effect. Except where any Liens that are prior to IBM Credit's Liens either (a) are subject to an intercreditor agreement or (b) are Purchase Money Security Interests in Product of a brand that is not financed by IBM Credit, this Agreement creates in favor of IBM Credit a valid first priority security interest in the Collateral, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

Section 7. AFFIRMATIVE COVENANTS

    Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

    7.1  Financial and Other Information.  Customer shall cause the following information to be delivered to IBM Credit within the following time periods:

    (A) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent (i) the Form 10-K Annual Report filed with the Securities and Exchange Commission for that fiscal year just ended and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal year, whether Parent is in compliance with the financial covenants set forth in Attachment A;

    (B) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Parent (i) the Form 10-Q Quarterly Report filed with the Securities and Exchange Commission for that quarter just ended and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether Parent is in compliance with the financial covenants set forth in Attachment A;

    (C) as soon as available and in any event within sixty (60) days after the end of each fiscal year of Parent (i) projected Financial Statements, broken down by quarter, for the current and following fiscal year; and (ii) if composed, a narrative discussion relating to such projected Financial Statements;

    (D) promptly after Customer or Parent obtains knowledge of (i) the occurrence of a Default or Event of Default, or (ii) the existence of any condition or event which would result in such party's failure to satisfy the conditions precedent to Product Advances set forth in Section 5, a certificate of the chief executive officer or chief financial officer of such party specifying the nature thereof and such party's proposed response thereto, each in reasonable detail;

    (E) promptly after Customer or Parent obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against Customer or any guarantor in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of such party specifying the nature thereof and such party's proposed response thereto, each in reasonable detail;

    (F) promptly after Customer or Parent obtains knowledge that (i) any order, judgment or decree in excess of the Threshold Amount shall have been entered against Customer or any guarantor or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the chief executive officer or chief financial officer of such party specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

    (G) promptly after Customer or Parent learns of any material labor dispute to which Customer or any guarantor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which such party is a party or by which it is bound, a certificate of the chief executive officer or chief financial officer of such party specifying the nature thereof and such party's proposed response thereto, each in reasonable detail;

    (H) within five (5) Business Days after a request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or the Customer's or any guarantor's business affairs and financial condition;

    (I) within one (1) Business Day after the same is sent, a copy of each Foothill Collateral Report which Customer sends to Foothill;

    (J) within one (1) Business Day after the same is sent, a copy of any Foothill Financial Report, in addition to those specifically required by this Section 7.1, which Customer sends to Foothill;

    (K) by the end of each Business Day, or as otherwise agreed in writing, an Inventory Report as of the end of the immediately preceding Business Day;

    (L) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Parent, except for the last quarter of each fiscal year which shall be within ninety (90) days, quarterly Compliance Certificates of Parent evidencing compliance under the Foothill Credit Agreement; and

    (M) within five (5) Business Days after the same are sent, copies of all Financial Statements and reports which Parent sends to its stockholders, and within five (5) Business Days after the same are filed, copies of all Financial Statements and reports which Parent may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority.

    Each certificate, schedule, report or other record provided by Customer or Parent to IBM Credit shall be signed by an authorized officer of Customer or Parent, which signature shall be deemed a representation and warranty by Customer that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each Financial Statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. Customer or Parent shall cause the audited Financial Statements and accompanying documents set forth in Section 7.1(A)(i) to be delivered directly by the Auditors to IBM Credit only via first class mail.

    For the avoidance of doubt, Customer shall not be excused from its obligations under this Section 7.1 due to any inability it may have in causing or compelling Parent to provide the documents and/or other information required hereunder in compliance with the terms and requirements of this Section 7.1.

    7.2  Location of Customer and Collateral.  If it is a registered organization, the organizational document creating Customer has been filed in the appropriate office of the State referred to in the first paragraph of this Agreement. The inventory, equipment and other tangible Collateral shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by Customer to IBM Credit in accordance with Section 7.7(C). Such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment G.

    7.3  Changes in Customer Address.  If Customer is a registered organization, as defined in Article 9 of the U.C.C., Customer shall provide thirty (30) days prior written notice to IBM Credit of any change in Customer's chief executive office or principal place of business, provided, however, that Customer's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any of the Other Documents limiting actions of the type described in this Section.

    7.4  Legal Entity Existence.  Customer shall (A) maintain, and cause each of its Subsidiaries to maintain, its legal entity existence, maintain in full force and effect all rights, privileges, licenses, bonds, franchises, leases and qualifications to do business, and all Properties, contracts and other rights reasonably necessary to the profitable conduct of its business, (B) authorize for itself and, if applicable, cause each of its Subsidiaries to authorize IBM Credit to file U.C.C. financing statements to perfect and maintain perfection of IBM Credit's security interest in the Collateral, (C) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (D) comply with all Requirements of Law.

    7.5  ERISA.  Customer shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, the Customer shall have no obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Customer is required to notify the PBGC of such reportable event. Such notification shall include a certificate of the chief financial officer of Customer setting forth details as to such "reportable event" and the action which Customer proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon the request of IBM Credit, Customer shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

    7.6  Environmental Matters.

    (A) Customer and any other Person under Customer's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance by Customer or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer.

    (B) Customer shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, (ii) all claims made or threatened by any Person or Governmental Authority against Customer or any of Customer's assets relating to any loss or injury resulting from any Hazardous Substance, (iii) Customer's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

    7.7  Collateral Books and Records/Collateral Audit.

    (A) Customer agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice and agrees that such books and records will reflect IBM Credit's interest in the Collateral.

    (B) Customer agrees that IBM Credit or its agents may enter upon the premises of Customer at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of an Event of Default for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Customer's expense) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of Customer with any officers, employees and directors of Customer or with the Auditors. Customer also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities.

    Upon the occurrence and during the continuance of an Event of Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

    (C) Customer shall give IBM Credit ten (10) days prior written notice of any change in the location of any Collateral or the location of its books and records from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents or records reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

    (D) Customer agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit herein.

    (E) Customer shall, and shall cause each of its subsidiaries to, from time to time, do and perform any and all acts and execute any and all instruments, notices and other documents, reasonably required or recommended by IBM Credit to address concerns identified by IBM Credit during the course of any audit of Customer's, or its subsidiaries' books and records, or assets.

    7.8  Insurance; Casualty Loss.

    (A) Customer agrees to maintain with financially sound and reputable insurance companies: (i) insurance on its Properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Customer will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such insurance. In addition, all Policies so maintained are to name IBM Credit and Foothill as additional insureds as its interest may appear.

    (B) Without limiting the generality of the foregoing, Customer shall keep and maintain, at its sole expense, the Collateral insured for an amount not less than the amount set forth on Attachment A from time to time opposite the caption "Collateral Insurance Amount" against all loss or damage under an "all risk" Policy with companies mutually acceptable to IBM Credit and Foothill and Customer, with a lender's loss payable endorsement or mortgagee clause in form and substance reasonably satisfactory to IBM Credit and Foothill designating that any loss payable thereunder with respect to such Collateral shall be payable to IBM Credit and Foothill. Upon receipt of proceeds by IBM Credit the same shall be applied on account of the Customer's Outstanding Product Advances. Customer agrees to instruct each insurer to give IBM Credit, by endorsement upon the Policy issued by it or by independent instruments furnished to IBM Credit and Foothill, at least ten (10) days written notice before any Policy shall be altered or cancelled and that no act or default of Customer or any other person shall affect the right of IBM Credit and Foothill to recover under the Policies. Customer hereby agrees to direct all insurers under the Policies to pay all proceeds with respect to the Collateral directly to IBM Credit and Foothill.

    If Customer fails to pay any cost, charges or premiums, or if Customer fails to insure the Collateral, IBM Credit may pay such costs, charges or premiums. Any amounts paid by IBM Credit hereunder shall be considered an additional debt owed by Customer to IBM Credit and are due and payable immediately upon receipt of an invoice by IBM Credit.

    7.9  Taxes.  Customer agrees to pay, when due, all taxes lawfully levied or assessed against Customer or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.

    7.10  Compliance With Laws.  Customer agrees to comply with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business.

    7.11  Fiscal Year.  Each of Customer and Parent agree to maintain its fiscal year as a year ending September 30 unless Customer provides IBM Credit at least thirty (30) days prior written notice of any change thereof.

    7.12  Intellectual Property.  Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

    7.13  Maintenance of Property.  Customer shall maintain all of its Properties that are used or useful in the conduct of its business or otherwise in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any waste with respect to any of its material properties.

    7.14  Collateral.  Customer shall:

    (A) promptly notify IBM Credit of any loss, theft or destruction of or damage to any of the Collateral. Customer shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral. Customer shall, upon demand of IBM Credit consistent with the terms of the Foothill Credit Agreement, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment to IBM Credit, free of any encumbrances of any kind whatsoever;

    (B) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

    (C) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof; and

    (D) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of Customer, Customer will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the U.C.C. in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith.

    7.15  Additional Collateral, etc.

    (A) With respect to any property acquired after the Closing Date by Customer or its Subsidiary (other than any property described in paragraphs (B) and (C) below), or any Collateral as to which IBM Credit does not have a perfected Lien, Customer or its Subsidiary shall promptly notify IBM Credit of such acquisition and agrees to (i) execute and deliver to IBM Credit such amendments to this Agreement or such other documents as IBM Credit deems necessary or advisable to grant to IBM Credit, a security interest in such property, (ii) in the case of Deposit Accounts, Letter of Credit Rights, and any other Collateral for which perfection must require "control" (within the meaning of the U.C.C.) or take any actions requested by IBM Credit to enable IBM Credit to obtain "control" (within the meaning of the U.C.C.) with respect thereto provided that Foothill has given prior written consent in its sole discretion permitting Customer to take any such actions, (iii) cause IBM Credit's name to be noted as secured party on any certificate of title for a titled good if such notation is deemed necessary or advisable by IBM Credit for the attachment, perfection or priority of, or the ability of IBM Credit to enforce or realize on, IBM Credit's security interest in such Collateral (iv) comply with any Requirement of Law as to any Collateral if such compliance is deemed necessary or advisable by IBM Credit for the attachment, perfection or priority of, or the ability of IBM Credit to enforce or realize on, IBM Credit's security interest in such Collateral, (v) obtain consents and approvals from any Governmental Authority or other Person, including without limitation any consent of licensor, lessor or other Person obligated on Collateral, (vi) execute and deliver such documents, agreements, and instruments as may be required by IBM Credit to further evidence and perfect its security interests in all Intellectual Property, (vii) obtain waivers from mortgagees and landlords in form and substance satisfactory to IBM Credit, and (viii) except in the case of the Collateral described in clause (ii) above or in the case of property described in paragraphs (B) and (C) below or any other Collateral as to which IBM Credit does not have a perfected Lien, take all actions necessary or advisable to grant to IBM Credit a perfected first priority security interest in such property, including the filing of U.C.C. financing statements in such jurisdictions as may be required by this Agreement or the Other Documents, or by law or as may be requested by IBM Credit.

    (B) If Customer shall at any time hold or acquire a Commercial Tort Claim, then Customer shall immediately notify IBM Credit in writing signed by Customer of the details thereof and grant to IBM Credit in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to IBM Credit.

    (C) With respect to any new Subsidiary created or acquired after the Closing Date by Customer or its Subsidiary, and to the extent not inconsistent with the terms of the Foothill Credit Agreement, Customer or such Subsidiary shall, upon IBM Credit's request: (i) execute and deliver to IBM Credit such amendments to this Agreement or any other documents that IBM Credit deems necessary or advisable to grant to IBM Credit a perfected first priority security interest in the capital stock of such new Subsidiary that is owned by Customer or its Subsidiary, (ii) deliver to IBM Credit the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Customer or the relevant Subsidiary, (iii) cause such new Subsidiary (A) to become a party to this Agreement, (B) to take such actions necessary or advisable to grant to IBM Credit a perfected first priority security interest in the Collateral described in this Agreement with respect to such new Subsidiary, including the filing of U.C.C financing statements in such jurisdictions as may be required by this Agreement or by law or as may be requested by IBM Credit and (C) to deliver to IBM Credit a certificate of such Subsidiary, in form and substance satisfactory to IBM Credit in its sole discretion, with appropriate insertions and attachments, evidencing that Subsidiary has obtained requisite corporate authorization to become a party to this Agreement, is in compliance with all of Customer's representations and warranties in this Agreement and is in compliance with all applicable laws, rules, regulations, orders and judgments, noncompliance with which could result in a Material Adverse Effect, and (iv) if requested by IBM Credit, deliver to IBM Credit legal opinions relating to the matters described above, which opinions shall be in form and substance and from counsel, reasonably satisfactory to IBM Credit. Customer will comply, and cause all Subsidiaries of Customer to comply with Section 7 and Section 8 of this Agreement, as if such sections applied directly to such Subsidiaries.

    7.16  Financial Covenants; Additional Covenants.  Customer acknowledges and agrees that Customer and Parent shall comply with the financial covenants and other covenants set forth in the attachments, exhibits and other addenda incorporated herein and made a part of this Agreement. In the event, Foothill modifies the financial covenants under the Foothill Credit Agreement, Customer agrees to notify IBM Credit of such modification within three (3) Business Days after its receipt of such notice from Foothill.

Section 8. NEGATIVE COVENANTS

    Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations hereunder:

    8.1  Liens.  The Customer will not, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

    8.2  Disposition of Assets.  The Customer will not, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to Customer, and (ii) voluntary dispositions of individual assets and obsolete or worn out property in the ordinary course of business, provided that the aggregate book value of all such assets and property so sold or disposed of under this Section 8.2 (ii) in any fiscal year shall not exceed 5% of the consolidated assets of the Customer as of the beginning of such fiscal year.

    8.3  Changes in Customer.

    (A) Customer will not change its (i) name, (ii) location (as defined in Article 9 of the U.C.C.), (iii) State of organization, or (iv) chief executive office or principal place of business except, if Customer is a registered organization, Customer may change its chief executive office or principal place of business as provided in Section 7.3 of this Agreement;

    (B) Customer will not, without the prior written consent of IBM Credit, change its organization, form of ownership or structure; and

    (C) Customer will not, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation or activity materially different from that presently being conducted by Customer.

    8.4  Guaranties.  The Customer will not, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder, and (iii) for guaranties in favor of IBM Credit or Foothill.

    8.5  Restricted Payments.  The Customer will not, directly or indirectly: (i) declare or pay any dividend (other than dividends payable solely in common stock of Customer) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Customer or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Customer; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations).

    8.6  Investments.  The Customer will not, directly or indirectly, make, maintain or acquire any Investment in any Person other than:

    (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program;

    (B) direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations guarantied as to principal and interest by the United States of America or any agency thereof;

    (C) stock or obligations issued to Customer in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of Customer;

    (D) commercial paper of any company organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation; and

    (E) Investments in any other Person in an amount not exceeding $2,000,000 in cash and $3,000,000 in Parent's stock (and in no event exceeding $5,000,000 in the aggregate) per fiscal year.

    8.7  ERISA.  The Customer will not (A) terminate any Plan so as to incur a material liability to the PBGC, (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject the Customer to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.7, the terms "material liability", "tax", "penalty", "accumulated funding deficiency" and "risk of termination" shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

    8.8  Additional Negative Pledges.  Customer will not, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default, except where IBM Credit has otherwise executed an intercreditor agreement which contemplates such restrictions.

    8.9  Storage of Collateral with Bailees and Warehousemen.  Except for Collateral not to exceed $75,000 in value at any one location or $300,000 in the aggregate, Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless Customer will, concurrently with the delivery of such Collateral to such party, cause such party to, as required by IBM Credit, (i) enter into an agreement acknowledging that such party holds possession of Collateral (other than certificated securities and goods covered by a document) for the benefit of IBM Credit, or (ii) issue and deliver to IBM Credit, warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

    8.10  Indebtedness.  The Customer will not create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

    8.11  Transactions with Affiliates; Intercompany Transfers.  Customer will not, directly or indirectly:

    (A) enter into or permit to exist any transaction with any Affiliate except for transactions that are in the ordinary course of Customer's business, upon fair and reasonable terms, that are fully disclosed to IBM Credit, and that are no less favorable to Customer than would be obtained in an arm's length transaction with a non-Affiliate; or

    (B) make any loans, advances, financial accommodations or transfers of funds to any Affiliate, except that, so long as both before and after giving effect thereto no Event of Default shall exist or have occurred, Customer may transfer funds:

       (i) to Parent, (A) in the amount of and for the purpose of paying or prepaying administrative and operating expenses to the extent incurred by such entity on behalf of or for the direct benefit of Customer, provided that such entity shall be obligated to return any prepayments for such expenses in excess of amounts actually expended for such purposes, (B) for the purpose of making Permitted Investments by Parent or its Affiliates in an amount not exceeding $2,000,000 in cash per fiscal year, provided, however, (1) all provisions herein concerning Permitted Investments have been complied with and (2) such transfer shall be considered a Permitted Investment for the purpose of calculating compliance with any dollar limitation on Permitted Investments contained in this Agreement and (C) for the purpose of paying bona fide expenses of such entity incurred in the ordinary course of such entity's normal business operations in an amount not to exceed $750,000 in the aggregate for any twelve (12) month period;

      (ii) to En Pointe Technologies Ventures, Inc. (A) for the purpose of paying or prepaying administrative and operating expenses to the extent incurred by such entity on behalf of or for the benefit of Customer provided that such entity shall be obligated to return any prepayments for such expenses in excess of amounts actually expended for such purposes in an amount to not exceed $750,000 in the aggregate for any twelve (12) month period, and (B) for any purpose in an amount not to exceed $100,000 in the aggregate for any twelve (12) month period; and

      (iii) to En Pointe Technologies Canada, Inc., (A) in the amount of and for the purpose of paying or prepaying administrative and operating expenses to the extent incurred by such entity on behalf of or for the benefit of Customer provided that such entity shall be obligated to return any prepayments for such expenses in excess of amounts actually expended for such purposes in an amount to not exceed $200,000 in the aggregate for any twelve (12) month period, and (B) for any purpose in an amount not to exceed $50,000 in the aggregate, for any twelve (12) month period.

Section 9. DEFAULT

    9.1  Event of Default.  Any one or more of the following events shall constitute an Event of Default by the Customer under this Agreement and the Other Documents:

    (A) The failure to make timely payment of the Obligations or any part thereof when due and payable provided that there will be a cure period of two (2) days for failure by Customer to pay on such due date during which period the Customer will be charged at the Delinquency Fee Rate shown in Attachment A;

    (B) Customer fails to comply with the financial covenants set forth on Attachment A, Section 7.4(A), Section 7.4(B) or Section 8 hereof;

    (C) Customer or any of its Affiliates fail to comply with or observe any term, covenant or agreement contained in this Agreement or any of the Other Documents (not covered by (A) or (B) above) to which it is a party, if such failure shall remain unremedied for five (5) days after the earlier of (i) such Loan Party obtains actual knowledge thereof and (ii) written notice thereof shall have been given to such Loan Party by IBM Credit;

    (D) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of Customer or any of its officers, employees or agents or by or on behalf of any guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

    (E) The occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

    (F) Customer, Parent, any Subsidiary or any guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for Customer, Parent, any Subsidiary or any guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that Customer, Parent, any Subsidiary or any guarantor shall have a period of forty-five (45) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

    (G) The use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

    (H) The entry of any judgment against Customer, Parent or any guarantor in an amount in excess of $5,000,000 and such judgment is not satisfied, dismissed, stayed or superseded by bond within ninety (90) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within ninety (90) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

    (I) The dissolution or liquidation of Customer, Parent, any Subsidiary or any guarantor, or Customer, Parent or any guarantor or its directors or stockholders shall take any action to dissolve or liquidate Customer, Parent or any guarantor;

    (J) Any "going concern" or like qualification or exception, or qualification arising out of the scope of an audit by an Auditor of its opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

    (K) The issuance of a warrant of distress for any rent or taxes with respect to any premises occupied by Customer in or upon which the Collateral, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued;

    (L) Customer or Parent suspends business;

    (M) The occurrence of any event or condition that, with the passage of time or the giving of notice, or both, permits the holder of any Indebtedness arising in one or more related or unrelated transactions to accelerate the maturity of any Indebtedness in excess of the Threshold Amount thereof or the failure of Customer to pay when due any such Indebtedness in excess of the Threshold Amount;

    (N) Any guaranty of any or all of the Customer's Obligations executed by any guarantor in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such guarantor, or any such guarantor shall deny that it has any further liability or obligation thereunder or any such guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such guaranty;

    (O) Customer is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

    (P) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

    (Q) Any "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of Customer; and

    (R) The Foothill Intercreditor Agreement is terminated.

    So long as the Foothill Intercreditor Agreement shall remain in full force and effect, to the extent that compliance by Customer with any provision hereof shall cause Customer to be in default of any provision of the Foothill Credit Agreement, such lack of compliance, if allowed under and addressed by the Foothill Intercreditor Agreement, shall not be deemed an Event of Default hereunder.

    9.2  Acceleration.  Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against the Customer: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(F) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and (b) immediately terminate the Credit Line hereunder.

    9.3  Remedies.

    (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Collateral, or IBM Credit may use (at the expense of the Customer) such of the supplies or space of the Customer at Customer's place of business or otherwise, as may be necessary to properly administer and control the Collateral or the handling of collections and realizations thereon; and (ii) foreclose the security interests created pursuant to this Agreement by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

    (B) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of Customer or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit shall have the right to purchase at any such sale. Until reduced to cash, IBM Credit shall have no obligation to reduce the Obligations by applying non-cash proceeds of the disposition of Collateral. If IBM Credit, in its sole discretion, determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. The Customer hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and the manufacturer or any supplier (including any Authorized Supplier) of such Collateral constitutes a commercially reasonable sale. The Customer agrees, at the request of IBM Credit, to assemble the Collateral and to make it available to IBM Credit at places which IBM Credit shall reasonably select, whether at the premises of the Customer or elsewhere, and to make available to IBM Credit the premises and facilities of the Customer for the purpose of IBM Credit's taking possession of, removing or putting such Collateral in saleable form. The Customer further agrees to provide IBM Credit with a copy of all outstanding invoices it has issued to its customers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

    (C) Unless expressly prohibited by the licensor thereof, if any, IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by the Customer in its businesses or in connection with any of the Collateral.

    (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by IBM Credit to the payment of Customer's Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Interest payments shall be calculated as if payment has been applied to the earliest dated invoices first after paying all reasonable fees and expenses of IBM Credit. Customer shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to Customer or its successors or assigns, any surplus resulting therefrom.

    (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right or remedy by IBM Credit shall not preclude the exercise of any other rights, all of which shall be cumulative.

    9.4  Waiver  If IBM Credit seeks to take possession of any of the Collateral by any court process, Customer hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, Customer waives to the extent permitted by applicable law all rights of set-off it may have against IBM Credit. Customer further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

Section 10. MISCELLANEOUS

    10.1  Term; Termination.

    (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the date specified in a written notice by the Customer that they intend to terminate this Agreement which date shall be no less than ninety (90) days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of Customer's Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

    (B) Until the indefeasible payment in full of all of Customer's Obligations, no termination of this Agreement or any of the Other Documents shall in any way affect or impair (i) Customer's Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to and after such termination, or (ii) IBM Credit's rights hereunder, including, without limitation, IBM Credit's security interest in the Collateral. On and after a Termination Date, IBM Credit may, but shall not be obligated to, upon the request of Customer, continue to provide Product Advances hereunder.

    10.2  Indemnification.  The Customer hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses incurred (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) Customer, (ii) any Person that shall be acquired by Customer or (iii) any Person that Customer may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of the Customer in connection therewith. Notwithstanding the foregoing, the Customer shall not be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement.

    10.3  Additional Obligations.  IBM Credit, without waiving or releasing any Obligation or Default of the Customer, may perform any Obligations of the Customer that the Customer shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation to do so, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses incurred, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

    10.4  LIMITATION OF LIABILITY.  NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY CUSTOMER IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT, ANY DELAY, OMISSION OR ERROR IN THE ELECTRONIC TRANSMISSION OR RECEIPT OF ANY E-DOCUMENT, OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE EVENT CUSTOMER REQUESTS IBM CREDIT TO EFFECT A WITHDRAWAL OR DEBIT OF FUNDS FROM AN ACCOUNT OF CUSTOMER, THEN IN NO EVENT SHALL IBM CREDIT BE LIABLE FOR ANY AMOUNT IN EXCESS OF ANY

AMOUNT INCORRECTLY DEBITED, EXCEPT IN THE EVENT OF IBM CREDIT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO PARTY SHALL BE LIABLE FOR ANY FAILURE TO PERFORM ITS OBLIGATIONS IN CONNECTION WITH ANY E-DOCUMENT, WHERE SUCH FAILURE RESULTS FROM ANY ACT OF GOD OR OTHER CAUSE BEYOND SUCH PARTY'S REASONABLE CONTROL (INCLUDING, WITHOUT LIMITATION, ANY MECHANICAL, ELECTRONIC OR COMMUNICATIONS FAILURE) WHICH PREVENTS SUCH PARTY FROM TRANSMITTING OR RECEIVING E-DOCUMENTS.

    10.5  Alteration/Waiver.  This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by the Customer and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto. IBM Credit's failure at any time or times to require strict compliance and performance by the Customer of any undertakings, agreements, covenants, warranties and representations of this Agreement or any of the Other Documents shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by the Customer under this Agreement or any of the Other Documents shall not waive or affect any other Default by the Customer under this Agreement or any of the Other Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of the Customer contained in this Agreement or the Other Documents and no Default by the Customer shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

    10.6  Severability.  If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

    10.7  One Loan.  All Product Advances heretofore, now or at any time or times hereafter made by IBM Credit to the Customer under this Agreement or the Other Documents shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by the Customer to IBM Credit or any assignor of IBM Credit.

    10.8  Additional Collateral.  All monies, reserves and proceeds received or collected by IBM Credit with respect to other property of the Customer in possession of IBM Credit at any time or times hereafter are hereby pledged by Customer to IBM Credit as security for the payment of Customer's Obligations and shall be applied promptly by IBM Credit on account of the Customer's Obligations; provided, however, IBM Credit may release to the Customer such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

    10.9  No Merger or Novations.

    (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by the Customer and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of Customer under any Other Documents. Customer acknowledges and agrees that such Obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of the Customer's Obligations under any Other Documents.

    (B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of the Customer to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

    10.10  Paragraph Titles.  The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

    10.11  Binding Effect; Assignment.  This Agreement and the Other Documents shall be binding upon and inure to the benefit of IBM Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit. This Agreement is intended solely for the benefit of IBM Credit, Customer and their permitted successors and assigns. No other person shall receive any benefit or right in or under this Agreement.

    10.12  Notices; E-Business Acknowledgment.

    (A) Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (ii) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i) If to IBM Credit at:	(ii) If to Customer at:
IBM Credit Corporation 4000 Executive Parkway, Third Floor San Ramon, CA 94583 Attention: Region Manager, West Facsimile: (925) 277-5654	En Pointe Technologies Sales, Inc. 100 N. Sepulveda Blvd., 19th Floor El Segundo, CA 90245 Attention: Chief Financial Officer Facsimile: (310) 725-1185

or to such other address or number as each party designates to the other in the manner prescribed herein.

    (B) (i) Each party may electronically transmit to or receive from the other party certain documents set forth in Attachment J   ("E-Documents") via the Internet or electronic data interchange ("EDI"). All E-Documents duly sent by a party in accordance with this Agreement and received by the other party, shall constitute a record authenticated by the sender. Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be sent directly or through any third party service provider ("Provider") with which either party may contract. Each party shall be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party shall be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to Customer will be specific to Customer and will require Customer's registration with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by Customer, IBM Credit shall provide an ID and password(s) to an individual designated by Customer ("Customer Recipient"). Customer accepts responsibility for the designated individual's distribution of the ID and password(s) within its organization and Customer will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Customer will conduct an annual review of all IDs and passwords to ensure they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS

DISCRETION AT ANY TIME. E-Documents shall not be deemed to have been properly received, and no E-Document shall give rise to any obligation, until accessible to the receiving party at such party's receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party shall promptly transmit a functional acknowledgment in return. A functional acknowledgment shall constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving party shall promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party's records of the contents of such E-Document shall control.

      (ii) Each party shall use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this Section 10.12 shall have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this Section 10.12 shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by the Customer's ID, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized by Customer. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

CUSTOMER RECIPIENT INFORMATION for Internet transmissions:

(PLEASE PRINT)
Name of Customer's Designated Central Contact Authorized to Receive IDs and Passwords:

e-mail Address:
Phone Number:

    10.13  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

    10.14  Attachment A Modifications.  IBM Credit may modify the Collateral Insurance Amount set forth in Attachment A from time to time by providing Customer with a new Attachment A. Any such new Attachment A shall be effective as of the date specified in the new Attachment A.

    10.15  SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW.  TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER DOCUMENTS, THE CUSTOMER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

    (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OF THE OTHER DOCUMENTS, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

    (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT

OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

    (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO CUSTOMER AT ITS ADDRESS SET FORTH IN SECTION 10.12 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

    (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

    (E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY OF THE OTHER DOCUMENTS SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

    10.16  JURY TRIAL WAIVER.  EACH OF IBM CREDIT AND THE CUSTOMER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND THE CUSTOMER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

    IN WITNESS WHEREOF, the Customer has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal, if any, to be affixed hereto as of the date first written above.

IBM CREDIT CORPORATION	EN POINTE TECHNOLOGIES SALES, INC.
By:	By:

Print Name:	Print Name:

Title:	Title:

Schedule 4.1(E)

Commercial Tort Claims

None

Schedule 5.1(D)

California
Colorado
Delaware
Georgia
Minnesota
New Jersey
New York
No. Carolina
Texas
Utah
Washington

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En Pointe Technologies Sales, Inc. AGREEMENT FOR INVENTORY FINANCING
TABLE OF CONTENTS
AGREEMENT FOR INVENTORY FINANCING
WITNESSETH
Section 1. DEFINITIONS; ATTACHMENTS
Section 2. CREDIT LINE; FINANCE CHARGES; OTHER CHARGES
Section 3. CREDIT LINE ADDITIONAL PROVISIONS
Section 4. SECURITY—COLLATERAL
Section 5. CONDITIONS PRECEDENT
Section 6. REPRESENTATIONS AND WARRANTIES
Section 7. AFFIRMATIVE COVENANTS
Section 8. NEGATIVE COVENANTS
Section 9. DEFAULT
Section 10. MISCELLANEOUS
Schedule 4.1(E) Commercial Tort Claims
Schedule 5.1(D)